September 25, 1996

The Money Store Inc.
2840 Morris Avenue
Union, New Jersey  07083

Re:      THE MONEY STORE INC. REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

We have acted as counsel for The Money Store Inc., a New Jersey Corporation (the "Company"), and certain of its subsidiaries (the "Originators") in connection with the authorization and issuance from time to time in one or more series of TMS Asset Backed Certificates (the "Certificates"). A Registration Statement on Form S-3 (Registration No. 33-98734) relating to the Certificates (the "Registration Statement") has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and was declared effective on March 19, 1996. As set forth in the Registration Statement, the Certificates will be issued from time to time in series by separate trusts (each, a "Trust") established by the Company pursuant to the conditions of a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") for each such series among the Company, the Originators and an independent trustee identified therein (each, a "Trustee").

We have examined original or reproduced or certified copies of the Restated Certificate of Incorporation and By-laws of the Company, each as amended to date, records of actions taken by the Company's Board of Directors, a form of Pooling and Servicing Agreement, forms of Certificates and the prospectus and prospectus supplement relating to TMS Asset Backed Certificates (the "Asset Backed Prospectus"), each as amended through the date hereof. We also have examined such other documents, papers, statutes and authorities as we deem necessary as a basis for the opinion hereinafter set forth. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us as certified or reproduced copies. As to various matters material to such opinion, we have relied upon the representations and warranties in the form of Pooling and Servicing Agreement and statements and certificates of officers and representatives of the Company and others.

Based upon the foregoing, we are of the opinion that the information in the Asset Backed Prospectus under the caption "Federal Income Tax Consequences" sets forth our opinion with respect to the material Federal income tax consequences of an investment in the Certificates.

In rendering the foregoing opinion, we express no opinion as to laws of any jurisdiction other than the State of New York and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Asset Backed Prospectus and to the filing of this opinion as an exhibit to any application made by or on behalf of the Company or any dealer in connection with the registration of the Certificates under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



STROOCK & STROOCK & LAVAN